Exhibit 10.75
REAL ESTATE SALE AGREEMENT
EMERYVILLE OFFICE TOWER IV, EMERYVILLE, CALIFORNIA
     THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made effective as of December ___, 2006 (the “Effective Date”), by and between CA-WATERGATE TOWER IV LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and HINES REIT WATERGATE, LP, a Delaware limited partnership (“Purchaser”). In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. PURCHASE AND SALE OF PROPERTY. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser those certain parcels of real estate (the “Real Property”), in the City of Emeryville, County of Alameda, State of California, which parcels are more particularly described in attached Exhibit A and upon which is located an office building commonly known as “EMERYVILLE OFFICE TOWER IV,” together with (a) all buildings and improvements located thereon, and any and all of Seller’s rights, easements, licenses and privileges presently thereon or appertaining to each of the foregoing parcels, excluding any property owned by tenants (the “Improvements”); (b) Seller’s right, title and interest in and to the leases, occupancy agreements and license agreements affecting the Real Property or any part thereof (the “Leases”); (c) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Property and used solely in connection therewith, but specifically excluding any and all computer hardware and software (the “Tangible Personal Property”), lists of which are attached hereto as Exhibit B; (d) all right, title and interest of Seller under any and all of the maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (excluding contracts designated as “National” or “Regional” service contracts) (the “Service Contracts”), lists of which are attached hereto as Exhibit C; all to the extent applicable to the period from and after the Closing Date (as defined in Section 4 below), except as expressly set forth to the contrary in this Agreement. Items (a) through (d) above, together with the Real Property, are collectively referred to in this Agreement as the “Property”; provided, however, the term “Property” expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4 below), all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 5 below) and all property in the management office of the Property owned by the Property Manager (as hereinafter defined).
     2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is One Hundred Forty-Four Million Nine Hundred Thirty-Five Thousand Four Hundred Dollars ($144,935,400.00) (the “Purchase Price”).
     2.1 Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deliver to Chicago Title Insurance Company (“Escrow Agent”) the sum of Two Million Six Hundred Thousand Dollars ($2,600,000.00) (such sum, together with any interest earned thereon and net of investment costs, is referred to in this Agreement as the “Earnest Money”) to be received pursuant to the Escrow Agreement attached hereto as Exhibit D. The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money shall become nonrefundable upon the expiration of the Due Diligence Period described in Section 8.1 below. Notwithstanding the prior sentence, if the transaction fails to close because of (i) Seller’s default under this Agreement, and Purchaser elects to exercise its remedies pursuant to Section 7.1(a), or (ii) failure of a condition precedent to Purchaser’s obligations to close or (iii) Purchaser’s termination of this Agreement pursuant to Section 5, the Earnest Money shall be returned to Purchaser. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price.
     2.2 Cash Balance. At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the “Cash Balance”). Purchaser shall pay the Cash Balance by federal funds wire transferred through escrow to an account designated by Seller in writing.
     3. EVIDENCE OF TITLE. Prior to the execution of this Agreement, Seller delivered to Purchaser (a) a current commitment for a CLTA Form Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by Chicago Title Insurance Company (the “Title Insurer”), (b) available copies of all title exception documents referred to in the Title Commitment, and (c) any existing surveys of the Real Property and the Improvements in Seller’s possession (the “Survey”). Prior to the end of the Due Diligence Period, Purchaser shall cause the Title Insurer to update the Title Commitment to include any exceptions required by ALTA extended coverage or otherwise and to issue a pro forma title insurance policy in the form requested by Purchaser and that the Title Insurer reasonably expects to be able to issue to Purchaser as of the Closing (the “Pro Forma Policy”), subject only to those exceptions which are more fully described on attached Exhibit E, other exceptions accepted by Purchaser, and exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the “Permitted Exceptions”). Purchaser shall deliver a copy of the Pro Forma Policy to Seller. In addition, Purchaser may, if it so elects and at its sole cost and expense, arrange for the preparation of a current survey (or an update of the existing Survey) with respect to the Property (the “Updated Survey”). If the Title Commitment (or update), Survey or Updated Survey for the Property discloses exceptions or matters other than those Permitted Exceptions which are listed on Exhibit E, then on or before five (5) business days prior to the expiration of the Due Diligence Period (the “Title Review Period”), Purchaser shall notify Seller of any such exceptions or matters to which it objects (such notice, the “Title Objection Notice”). Any such exceptions or matters not objected to by Purchaser as aforesaid shall become “Permitted Exceptions.” If Purchaser notifies Seller of any such exceptions or matters in the Title Objection Notice, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives the Title Objection Notice, with the Closing being adjourned if necessary, at Seller’s sole election, to accommodate said fifteen (15) day period) to cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement (subject to Purchaser’s reasonable approval) by the Title Insurer); provided, however, that Seller shall notify Purchaser within five (5) business days after its receipt of the Title Objection Notice whether

Seller intends to cause the removal of such exceptions or matters at or prior to Closing (such notice, the “Cure Notice”). If Seller fails to cause the removal of any such exceptions or matters as aforesaid, or notifies Purchaser in the Cure Notice that Seller does not intend to cause the removal of such exceptions or matters, or fails to deliver a Cure Notice, Purchaser shall have the option, as its sole and exclusive remedy, to either (i) waive the unsatisfied objections and close, or (ii) terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement within two (2) business days after the expiration of such five (5) business day period, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed “Permitted Exceptions”). If after the expiration of the Title Review Period the Title Insurer or Seller delivers an updated Title Commitment to Purchaser which includes exceptions or matters (other than Permitted Exceptions) not previously included in the Title Commitment originally delivered to Purchaser, a new Title Review Period shall commence upon Purchaser’s receipt of such updated Title Commitment, and Purchaser shall again have the right to object to any such new exceptions or matters (other than Permitted Exceptions), pursuant to the terms and conditions of this Section 3; provided, however, Purchaser must notify Seller of each such objection within three (3) business days after receiving written notice from the Title Insurer of the existence of same.
     Notwithstanding anything to the contrary set forth herein, in no event shall Seller be required to remove any title exceptions or satisfy any requirements for issuance of Purchaser’s title policy except that Seller shall be required to remove at or prior to Closing any lien or encumbrance affecting title to the Property that (A) constitutes, secures or evidences an outstanding obligation of Seller under any mortgage, deed of trust or other lien encumbering title which secures a loan or other monetary obligation of Seller and which was voluntarily granted to the beneficiary thereof by Seller, (B) results from a judgment entered against Seller, delinquent federal or state tax obligation, mechanics’ or materialman’s lien or similar obligation of Seller (but not of any tenant of the Property), or (C) arises after the end of the Due Diligence Period and can be fully and finally satisfied and discharged solely by the payment of a predetermined sum in an amount not to exceed $200,000 in the aggregate with all other liens and encumbrances caused to be removed by Seller and by the Related Seller under the Related Sale Agreement (as such terms are defined in Section 8.7 below).
     4. CLOSING. The payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur at 12:00 p.m., Chicago time on December 8, 2006, subject to Seller’s right to extend such date as provided in Section 8.2 (such day being sometimes referred to as the “Closing Date”), through escrow at the Chicago office of the Title Insurer. In the event of any permitted extension or adjournment of the Closing under the Related Sale Agreement, the Closing hereunder shall be similarly extended or adjourned.
     4.1 Seller’s Closing Deliveries. At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (a) one original Grant Deed for the Property, in the form attached hereto as Exhibit S, warranting title to the Real Property against all persons claiming by, through or under Seller, but not otherwise, subject to the exceptions listed on attached Exhibit F and any other matters which become Permitted

Exceptions pursuant to Section 3 above; (b) two original counterparts of a bill of sale and assignment of Leases and Contracts for the Property, in the form attached hereto as Exhibit G (the “General Assignment”), together with an updated Rent Roll and schedule of rent arrearages for the Property; (c) one original notice letter to each tenant, substantially in the form attached hereto as Exhibit H (to be delivered outside of escrow); (d) one original notice letter to each Service Contract party, substantially in the form attached hereto as Exhibit I; (e) Seller’s non-foreign affidavits (under Federal and California law), in the forms attached hereto as Exhibits J and J-1, respectively; (f) two original counterparts of the Closing Statement (as defined in Section 4.3 below); (g) evidence of termination of the existing property management agreement with Equity Office Management, L.L.C. (“Property Manager”) and of the existing leasing agreement with Equity Office Properties Management Corp., a Delaware corporation; (h) such transfer tax forms as are required by law, if any (“Transfer Documents”); (i) assignments of Seller’s rights to any security deposit which is not in the form of cash; (j) such evidence of Seller’s power and authority as Purchaser and the Title Insurer may reasonably request; and (k) such affidavits as may be reasonably required by the Title Insurer, including, without limitation, mechanics’ liens, parties in possession and gap affidavits. The Closing Statement may be signed in facsimile counterparts on the Closing Date. To the extent available, Seller shall leave all of the original Leases and Service Contracts, and all plans and specifications, contracts, licenses and permits pertaining to the Property at the Property.
     4.2 Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Seller executed counterparts of the General Assignment, the Closing Statement and the Transfer Documents, together with the Cash Balance described in Section 2.2 above, and such evidence of Purchaser’s power and authority as Seller or the Title Insurer may reasonably request.
     4.3 Closing Prorations and Adjustments. The provisions of this Section 4.3 shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the “Closing Statement”), and submit it to Purchaser for approval at least three (3) business days prior to the Closing Date. The items listed below are to be equitably prorated or adjusted as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Purchaser shall be deemed the owner of the Property on such day.
     4.3.1 Taxes. Real estate and personal property taxes and assessments shall be prorated for the period for which such taxes are assessed, regardless of the period during which such taxes are payable, on the basis of the number of days in such period the Property will have been owned by Seller and Purchaser, respectively, except that Seller shall remain responsible for additional property taxes payable for pre-Closing periods where tax reassessment is due to actions occurring prior to the Closing Date, provided that: (a) any such reassessments are based on laws, ordinances, or other applicable rules or regulations in effect on the Effective Date, (b) Seller shall not be responsible for any such additional taxes to the extent such taxes may be passed through to current tenants of the Property, and (c) Seller’s obligation to pay any such additional taxes pursuant to this Section 4.3.1 shall only survive the Closing for a period terminating ten (10) years after the Closing Date. If the current tax bill is not available at Closing, then the proration shall be made on the basis of the most recent ascertainable tax bill. Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the fiscal year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the date of Closing, and Purchaser shall pay the taxes and assessments prior to the same becoming delinquent. Seller shall have the right to contest any taxes and assessments for the Property which relate to the time period prior to, through and including June 30, 2006, and such right to contest shall survive Closing. Purchaser agrees to reasonably cooperate with Seller with respect to any contest by Seller relating to the year of Closing.
     4.3.2 Rent. The “minimum” or “base” rent payable by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. However, there shall be no proration of any such rent which is delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent rent for the period prior to Closing to be remitted to Seller if, as and when collected; each such payment to be applied to the most recently accrued obligations first until Purchaser is current on all rent which is then due and payable. If any rents are received by Seller subsequent to the Closing that are payable to Purchaser by reason of this Agreement, Seller shall promptly pay such amounts to Purchaser. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent. Purchaser’s sole obligation with respect to the collection of delinquent rent shall be to include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and to continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such two (2) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants.
     4.3.3 Costs Relating to New Leases. Any tenant improvement costs, leasing commissions or other leasing costs paid or payable pursuant to any New Lease (hereinafter defined) entered into in accordance with Section 9.3.1 below shall be prorated over the term of such New Lease, with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease.
     4.3.4 Security Deposits; Utility Deposits. Purchaser shall receive a credit at Closing in the amount of any unapplied cash security deposits under the Leases. In addition, Seller shall assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under Leases (with Seller agreeing to cooperate with Purchaser post-closing). Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies servicing the Property which are duly assigned to Purchaser at Closing.

     4.3.5 Utilities. Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated based on the most recent period for which costs are available.
     4.3.6 Service Contracts. Amounts due and prepayments under the Service Contracts shall be prorated.
     4.3.7 Fees Payable. Assignable license and permit fees, and similar fees and expenses of operation shall be prorated.
     4.3.8 Tenant Inducement Costs and Leasing Commissions. Purchaser shall be responsible for the payment of all of the following Tenant Inducement Costs (as hereinafter defined) and leasing commissions: (a) those specifically identified as Purchaser’s obligation on Exhibit K attached hereto; (b) those set forth in a Lease existing as of the date hereof which, pursuant to such Lease, are not due and payable prior to the Closing (except those which are the responsibility of Seller pursuant to subsection (ii) below); and (c) those provided for Purchaser to pay in accordance with Section 4.3.3 above. Seller shall be responsible for the payment of all of the following Tenant Inducement Costs and leasing commissions: (i) those specifically identified as Seller’s obligation on Exhibit K; (ii) those not described in clauses (a) and (c) above and attributable to the initial term or renewal term commencing on or before November 3, 2006 in connection with a Lease that is not a New Lease, except for refurbishment, improvement or similar allowances which by the terms of such Lease the tenant is not entitled to request or landlord is not required to provide until after the Closing Date; and (iii) those payable prior to the Closing Date which are not described in clauses (a) or (c) of the preceding sentence. For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Purchaser after the Closing Date, which buyout costs shall be Purchaser’s sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding legal fees or loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the Closing Date). If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to this Section 4.3.8, Seller shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions. If, as of the date of Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible to have paid prior to the date of Closing in accordance with the provisions of this Section 4.3.8, Purchaser shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions and Purchaser shall assume the obligation to pay the same.

     If any item of income or expense set forth in this Section 4.3 is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. The foregoing provisions of this Section 4.3 shall survive the Closing.
     4.4 Tenant Reimbursements. Tenants under the Leases are currently paying Seller certain amounts (referred to herein as “Tenant Reimbursements”) based on Seller’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, “Tenant Reimbursable Expenses”).
     4.4.1 For the Calendar Year of the Closing. At Closing, Tenant Reimbursements payable by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. However, there shall be no proration of any such Tenant Reimbursements which are delinquent as of Closing. Rather, Purchaser shall cause any such delinquent Tenant Reimbursements for the period prior to Closing to be remitted to Seller if, as and when collected; each such payment to be applied to the most recently accrued obligations first until Purchaser is current on all rent which is then due and payable. If any Tenant Reimbursements are received by Seller subsequent to the Closing that are payable to Purchaser by reason of this Agreement, Seller shall promptly pay such amounts to Purchaser. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent Tenant Reimbursements. Purchaser’s sole obligation with respect to the collection of the delinquent Tenant Reimbursements shall be to include the amount of delinquent Tenant Reimbursements in the first bills thereafter submitted to the tenants in question after Closing, and to continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such two (2) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants.
     Within ninety (90) days after the end of the calendar year in which Closing occurs, Seller shall determine Tenant Reimbursements paid to Seller by tenants and Tenant Reimbursable Expenses incurred by Seller prior to Closing for the calendar year in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such year is less than the amount of Tenant Reimbursable Expenses paid by Seller for such year (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Purchaser shall promptly remit the difference to Seller if, as and to the extent actually collected from the tenants, but not otherwise. If the amount of Tenant Reimbursements collected by Seller for the calendar year in which the Closing occurs exceeds the amount of Tenant Reimbursable Expenses paid by Seller for such year (or greater than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall remit such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto; and Purchaser shall indemnify, defend and hold Seller, its constituent members or partners, and its respective directors, trustees, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof.
     4.4.2 For Prior Calendar Years. Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Tenant Reimbursable Expenses for any calendar year prior to that in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such prior years is less than the amount of Tenant Reimbursable Expenses paid by Seller for such period (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall be entitled to bill such tenants and retain any such amounts due from tenants. If any Tenant Reimbursable Expenses are received by Seller subsequent to the Closing that are payable to Purchaser by reason of this Agreement, Seller shall promptly pay such amounts to Purchaser. If the amount of Tenant Reimbursements collected by Seller for such prior calendar year exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to such period (or the amount which Seller is entitled to recover under the terms of the Leases), then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants. In connection with the foregoing, Seller shall be permitted to make and retain copies of all leases and all billings concerning Tenant Reimbursements for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Tenant Reimbursements, and to otherwise cooperate with Seller (at no cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of Tenant Reimbursements previously paid by such tenants. The provisions of this Section 4.4.2 shall survive the Closing.
     4.5 Reservation of Rights to Contest. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date. The provisions of this Section 4.5 shall survive Closing.
     4.6 Transaction Costs. Except as otherwise specifically set forth in this Agreement, the closing costs and other costs incurred in connection with the transactions contemplated by this Agreement shall be paid as follows: (a) Seller shall pay for the base premium for a CLTA Form Owner’s Title Insurance Policy and all transfer taxes for the conveyance of the Property to Purchaser, and (b) Purchaser shall pay for all other closing and other transaction costs, as and when due and payable, including, without limitation, (i) all other title insurance costs and fees, including for any endorsements and loan policy charges and any additional charges to obtain an ALTA or extended coverage form of title insurance policy, (ii) all costs incurred in connection with obtaining the Updated Survey,

(iii) recording charges, and (iv) all escrow fees payable to Escrow Agent. All other charges shall be paid by the party customarily responsible for such charges in similar transactions in Emeryville, California. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.
     4.7 Reprorations. Notwithstanding anything contained herein to the contrary, all reprorations contemplated by this Agreement shall be completed within one (1) year of Closing (subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed two (2) years after Closing). The provisions of this Section 4.7 shall survive the Closing.
     5. CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, the Property or the Related Property, or any part of the Property or the Related Property, shall be condemned, destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a Material Loss (hereinafter defined), either party shall have the option to terminate this Agreement by giving notice to the other party within fifteen (15) days of receiving notice of such event (but no later than the Closing). If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Purchaser shall be entitled to receive any condemnation proceeds or proceeds of insurance under all policies of insurance applicable to the destruction or damage of the Property, and shall receive a credit against the Purchase Price equal to the amount of any applicable insurance deductible, self insurance or copayment amount and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss and other similar items. If either party elects to terminate this Agreement in accordance with this Section 5, the Earnest Money shall be returned to Purchaser and this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except as otherwise provided for in this Agreement. For purposes of this Section 5, a “Material Loss” means condemnation, damage or destruction affecting the Property and/or the Related Property that is reasonably estimated to cost or be valued at (as the case may be) more than Twelve Million and No/100 Dollars ($12,000,000.00).
     6. BROKERAGE. Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Eastdil Secured (the “Broker”) for services rendered in connection with the sale and purchase of the Property. Except for the Broker, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder, and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of the Broker.

     7. DEFAULT AND REMEDIES.
     7.1 Default under Related Agreement. A default by the Related Seller or the Related Purchaser under the Related Sale Agreement shall constitute a default by Seller or Purchaser, respectively, hereunder.
     7.2 Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default (including, without limitation, a default pursuant to Section 7.1 above), then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (a) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement (provided, however, in the event Seller’s default is intentional, Seller shall be obligated to pay Purchaser the amount of documented out-of-pocket due diligence costs incurred by Purchaser in connection with its due diligence investigation of the Property, not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) minus any amounts payable to the Related Purchaser under the comparable provision of the Related Sale Agreement, or (b) upon notice to Seller not more than thirty (30) days after Purchaser becomes aware of such failure, and provided an action is filed within sixty (60) days thereafter, Purchaser may seek specific performance of this Agreement; provided, however, if the remedy of specific performance is not legally available to Purchaser due to an intentional breach by Seller or due to Seller’s transfer of the Property to a third party (or if the remedy of specific performance is not legally available to the Related Purchaser under the Related Sale Agreement due to an intentional breach by the Related Seller or due to the Related Seller’s transfer of the Related Property to a third party), Purchaser shall be entitled to pursue its actual damages as a result of such breach (but not consequential, indirect or punitive damages). Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above. In no event may Purchaser make an election of remedies as described above unless the Related Purchaser simultaneously makes the same election under the Related Sale Agreement.
     7.3 Seller’s Remedies. Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein because of Purchaser’s default (including, without limitation, a default pursuant to Section 7.1 above). Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Earnest Money. Accordingly, if Purchaser fails to consummate the purchase of the Property in accordance with the terms of this Agreement, then Seller shall have the right, as its sole and exclusive remedy, to retain the Earnest Money as full and complete liquidated damages.

THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT (A) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT, AND (B) THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Seller’s initials	Purchaser’s initials
     7.4 Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.
     8. CONDITIONS PRECEDENT.
     8.1 Due Diligence Period. Purchaser shall have until 5:00 p.m., Chicago time, on November 28, 2006 (the “Due Diligence Period”) within which to inspect the Property, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole and absolute discretion) that the Property is unsuitable for its purposes for any reason or no reason, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Purchaser shall have no right to terminate this Agreement as to any Property but shall only have the right to terminate this Agreement in its entirety. Purchaser’s failure to so terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8.1, and thereafter the Earnest Money shall not be refunded to Purchaser except pursuant to another express provision of this Agreement. Purchaser’s right of inspection pursuant to this Section 8.1 is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property and Purchaser shall use reasonable efforts to minimize interference with tenants and Seller’s operation of the Property. No inspection shall be undertaken without forty-eight (48) hours’ prior notice to Seller. Seller or Seller’s representative shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller and Purchaser shall permit Seller to participate in any such contact. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Upon the completion of any inspection or test, Purchaser shall restore the Property to its condition prior to such inspection or test. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees, tenants and agents harmless from and against any and all loss, cost, expense, liability, damage, cause of action or claim (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under this Agreement, including, without limitation, its right of entry upon and inspection and testing of the Property as provided for in this Section 8.1, and such indemnity shall survive the Closing and any termination of this Agreement. Prior to entering upon the Property for purposes of performing any inspection thereof, Purchaser shall provide Seller with evidence of commercial general liability insurance, including broad form contractual liability, from an insurance company licensed to do business in the State of California having a rating of at least “AX” by A.M. Best Company, with limits of at least Two Million and No/100 Dollars ($2,000,000.00) for property damage or bodily injury, which policy shall name Seller, EOP Operating Limited Partnership, a Delaware limited partnership (“EOPOP”) and Property Manager as additional insureds. Notwithstanding the foregoing, within fifteen (15) days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser an executed “Natural Hazard Disclosure Statement” in the form attached hereto as Exhibit T. The information contained in the Natural Hazard Disclosure Statement is a disclosure only for purposes of statutory compliance, and is compiled from and based solely on the information sources identified in the Natural Hazard Disclosure Statement. The delivery of the Natural Hazard Disclosure Statement is not intended to be part of any contract between Seller and Purchaser, to limit or restrict in any way the representations, warranties, agreements and releases of Purchaser set forth herein, or to give rise to any other rights in Purchaser under this Agreement.
     8.2 Estoppel Certificates. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received at least one (1) business day prior to the originally scheduled Closing Date estoppel certificates (“Estoppel Certificates”), dated no more than thirty (30) days prior to the originally scheduled Closing Date, from tenants (“Required Tenants”) occupying not less than eighty percent (80%) of the rentable space actually leased as of the Effective Date pursuant to valid and existing Leases (excluding license agreements), including an Estoppel Certificate from each of the tenants listed on Exhibit R attached hereto (collectively, the “Major Tenants”) and in the form and content as set forth herein (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the “Required Estoppel Certificates”). The Estoppel Certificates delivered to the tenants for execution shall be in the form of Exhibit L attached hereto (the “Form Tenant Estoppel Certificate”). The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate; provided, however, that an Estoppel Certificate executed by a tenant shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section 8.2 if it (a) contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification, (b) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease, (c) makes reference to the Existing Environmental Condition. In the event Seller is unable to provide to Purchaser the Estoppel Certificates for the Required Tenants on or before Closing, Seller may, at its option, with respect to tenants occupying not more than ten percent (10%) of the rentable space actually leased as of the Effective Date pursuant to valid and existing Leases (excluding license agreements) elect to execute and deliver to Purchaser certificates (individually, a “Seller Estoppel Certificate,” and, collectively, the “Seller Estoppel Certificates”), substantially in the same form as the certificate attached hereto as Exhibit M (the “Form Seller Estoppel Certificate”), covering the particular tenants necessary so that Purchaser shall be deemed to have received, at Closing, Estoppel Certificates and Seller Estoppel Certificates with respect to the Required Tenants; provided, however, at Purchaser’s option a Seller Estoppel Certificate for a Major Tenant will not constitute a Required Estoppel Certificate. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Estoppel Certificate in the form and content described as acceptable herein signed by the tenant under the Lease in question, or (ii) one hundred twenty (120) days from the Closing Date. If Purchaser receives an Estoppel Certificate which contains some but not all of the matters set forth in the Estoppel Certificate (a “Partial Certificate”) and Seller provides a Seller Estoppel Certificate for such tenant, then the Seller Estoppel Certificate may omit matters contained in the Partial Certificate. In the event that Seller does not provide to Purchaser either Estoppel Certificates or Seller Estoppel Certificates for the Required Tenants, Purchaser may, by written notice to Seller given on the Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to purchase the Property notwithstanding Seller’s inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (B) above. If any Estoppel Certificate contains statements confirming any of Seller’s representations or warranties set forth herein or in a Seller Estoppel Certificate, then Seller shall be deemed not to have made such representations or warranties as to such Lease. If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information, and except as otherwise provided in Section 11.17, Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information. Seller agrees to deliver to all tenants of the Property a request for an estoppel certificate in the form contemplated by this Agreement and agrees to use good faith commercially reasonable efforts (which shall not include the payment of money) to obtain such estoppel certificates. Notwithstanding the foregoing, in the event Seller is unable to obtain the Required Estoppels on or before the Closing, Seller shall have the right to adjourn the Closing Date for up to fifteen (15) days by giving Purchaser written notice of the adjourned Closing Date no later than five (5) days prior to the originally scheduled Closing Date.
     8.3 Subordination, Non-Disturbance and Attornment Agreements. Purchaser and Seller agree that nothing contained in this Section 8.3 shall constitute a condition to Purchaser’s obligation to close hereunder. Purchaser may, at its election, prepare a subordination, non-disturbance and attornment agreement (each, an “SNDA”) for any tenant under a Lease. If Purchaser prepares and delivers SNDAs for the tenants under the Leases to Seller at least two (2) business days prior to the Closing Date, then Seller shall promptly deliver said SNDAs to the tenants together with transmittal letters prepared by Purchaser notifying the tenants that any communications regarding the SNDAs should be directed to Purchaser. Seller shall have no obligation with respect to SNDAs other than the foregoing.
     8.4 Accuracy of Seller’s Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller’s representations and warranties set forth in Section 9.1 below shall be materially true and correct as of the Closing, as modified by any Pre-Closing Disclosures (as defined in Section 9.2 below). Notwithstanding the foregoing, if Seller makes any material Pre-Closing Disclosure to Purchaser (excluding any Pre-Closing Disclosures that result from actions taken by Seller that are permitted under Section 9.3 or otherwise under this Agreement), Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of the Closing, or the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure, in which event this Agreement shall terminate and be of no further force or effect, except as may expressly survive termination hereof. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.4, then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure.
     8.5 Title Insurance. As a condition precedent to Purchaser’s obligation to close hereunder, Title Insurer shall be prepared, subject only to the payment of the applicable premium, to issue to Purchaser an ALTA Owner’s Policy of Title Insurance insuring title to the Property as vested in Purchaser in the form of the Pro Forma Policy; provided, however, that Purchaser shall be obligated to satisfy all requirements for such issuance reasonably imposed by the Title Insurer.
     8.6 Board Approval. As a condition precedent to Seller’s obligation to close hereunder, the Board of Trustees, Executive Committee of the Board of Trustees, or another committee of Equity Office Properties Trust (an affiliate of Seller) (the “Trust”) shall have approved the transactions contemplated herein (“Board Approval”). In the event Seller notifies Purchaser in writing by the Closing Date that such approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, and (iii) Seller shall reimburse Purchaser for its documented out-of-pocket due diligence costs incurred by Purchaser in connection with its due diligence investigation of the Property, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) minus any amounts payable to the Related Purchaser under the comparable provision of the Related Sale Agreement, in which event Seller shall have no further obligation to Purchaser, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination.
     8.7 Conditions of Related Transactions. The transactions contemplated under that certain Real Estate Sale Agreement, by and between CA-Emeryville Properties Limited Partnership, a Delaware limited partnership (the “Related Seller”), and NOP Watergate LLC, a Delaware limited liability company (the “Related Purchaser”), dated as of even date herewith (the “Related Sale Agreement”), relating to certain real property situated adjacent to the Real Property and commonly known as “Emeryville Office Towers I-III and Chevy’s Restaurant Parcel” (the “Related Property”), shall close simultaneously with the Closing hereunder. It shall be a condition precedent to Seller’s obligation to close hereunder that the Related Purchaser shall not have terminated the Related Sale Agreement and that the Related Purchaser’s obligations shall have been performed and all of Related Seller’s other conditions to Closing under the Related Sale Agreement shall have been satisfied or waived. It shall be a condition precedent to Purchaser’s obligation to close hereunder that the Related Seller shall not have terminated the Related Sale Agreement and that the Related Seller’s obligations shall have been performed and all of the Related Purchaser’s other conditions to Closing under the Related Sale Agreement shall have been satisfied or waived. If either party elects to terminate the Related Sale Agreement as permitted therein or if the Related Sale Agreement automatically terminates in accordance with its terms, then this Agreement shall automatically terminate simultaneously. Each party consents to the provisions of the Related Sale Agreement that may affect the rights and remedies available under this Agreement by virtue of an election by the parties under the Related Sale Agreement, including Section 10.1.
     8.8 Conditions Apply to Agreement as a Whole. The conditions precedent to Closing set forth in this Section 8 apply to this Agreement in its entirety.
9. REPRESENTATIONS, WARRANTIES AND COVENANTS.
     9.1 Seller’s Representations and Warranties. Subject to Section 9.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this Agreement:
     9.1.1 Organization and Authority. Seller is duly organized and in good standing under the laws of the state of its organization. Subject to obtaining Board Approval, Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

     9.1.2 No Conflict. Subject to obtaining Board Approval, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller’s organizational documents.
     9.1.3 Condemnation. Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.
     9.1.4 Litigation. Except as set forth on Exhibit N attached hereto, Seller has not been served with any material litigation which is still pending against Seller with respect to its ownership or operation of the Property.
     9.1.5 Delivery of Written Materials. To Seller’s Knowledge, (a) all Leases and Service Contracts which Seller has delivered or shall deliver to Purchaser pursuant to this Agreement are and shall be complete copies of the same in Seller’s possession in all material respects, and (b) the list of Service Contracts attached hereto as Exhibit C and the list of Leases attached hereto as Exhibit O are true, correct and complete as of the Effective Date.
     9.1.6 Brokerage Agreements; Tenant Inducement Costs. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amount for leasing activities with respect to the Property except as set forth in Leases or on Exhibit P. There are no Tenant Inducement Costs with respect to the Property except as set forth in the Leases or on Exhibit K.
     9.1.7 Violations. To Seller’s Knowledge, Seller has not received from any governmental authority written notice of, nor does Seller have any Knowledge of (other than possibly the Existing Environmental Condition), any currently existing violation of any zoning, building, fire, environmental or health code or any other statute, ordinance, rule, regulation or order applicable to the Property, or any part thereof, that will not have been corrected prior to Closing.
     9.1.8 Environmental. To Seller’s Knowledge, (a) the environmental reports listed on Exhibit Q are all of the reports commissioned by Seller or its predecessors in interest and prepared by third parties unrelated to Seller in Seller’s possession which relate to the investigation of the Property for the presence of hazardous materials (other than previously prepared reports that are referenced in or considered updated by such reports), (b) full, correct and complete copies of such reports, to the extent in Seller’s possession, have been or will be delivered to Purchaser during the Due Diligence Period, and (c) except as disclosed in such reports (and possibly the Existing Environmental Condition), there have been no releases of hazardous substances or hazardous materials on the Property in violation of applicable environmental laws.
     9.1.9 ERISA. Seller is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the sale of the Property by Seller is not, as a result of the structure and ownership of Seller, subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.
     9.1.10 Employees. Seller has no employees working at the Property.
     9.1.11 Options. Except for this Agreement, Seller has not entered into any recorded or unrecorded contracts or agreements granting to any person any option to purchase all or any part of the Property.
     9.1.12 No Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
     9.1.13 Executive Order.
     (a) Seller hereby represents and warrants that Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice.
     (b) Seller hereby represents and warrants that Seller:
     (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); and
     (ii) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     (c) Seller hereby covenants and agrees that if Seller obtains knowledge that Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event the Earnest Money shall be returned to Purchaser.
     The terms “Governmental Authority” and “Governmental Authorities” mean the United States of America, the State, the county and city where the Property is located, and any other political subdivision in which the Property is located or that exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.
     When used in this Agreement, the term “Seller’s Knowledge” shall mean and be limited to the actual (and not constructive) knowledge of Michael Lynch, Senior Vice President – Investments and Brooke Kenevan, Vice President – Investments (who have primary responsibility for the disposition of the Property) and Mark Fancher, Vice President – Asset Management, in each case without inquiry.
     9.2 Representations Remade. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations shall be updated by delivering written notice to Purchaser or Purchaser’s Affiliates in order to reflect any fact, matter or circumstance which Seller’s representatives identified in Section 9.1 become aware of that would make any of Seller’s representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a “Pre-Closing Disclosure”).
     9.3 Covenants. Seller hereby covenants and agrees with Purchaser as to the following matters.
     9.3.1 New Leases. For purposes of this Agreement, any Lease entered into after November 3, 2006, and any modification, amendment, restatement or renewal of any existing Lease entered into after such date, shall be referred to as “New Lease(s).” Until the expiration of the Due Diligence Period, Seller may enter into any New Leases without Purchaser’s consent, so long as Seller delivers a copy of any New Leases to Purchaser five (5) days prior to the expiration of the Due Diligence Period. Following the expiration of the Due Diligence Period, Seller shall not enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser’s prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller’s request for approval or disapproval of a New Lease within five (5) business days after Purchaser’s receipt of Seller’s request, Purchaser shall be conclusively deemed to have approved of such New Lease.
     9.3.2 Service Contracts. Between the Effective Date and the Closing Date, Seller shall not enter into any new Service Contracts, or cancel, materially modify or renew any existing Service Contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Service Contracts are cancelable by Seller upon not more than thirty (30) days’ notice. If

Purchaser fails to respond to Seller’s request for consent with respect to any such action within five (5) business days after receipt of Seller’s request, such consent shall be deemed given. Upon the written request of Purchaser delivered prior to expiration of the Due Diligence Period, Seller shall deliver to vendors under Service Contracts specified by Purchaser, on or before the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof at no cost to Seller (it being understood and agreed that such Service Contracts shall remain in full force and effect with respect to the Property, and that Purchaser shall assume the obligations of Seller thereunder in accordance with the terms of this Agreement, from the Closing Date until such date as such termination is effectuated in accordance with the terms of the applicable Service Contracts); provided that Seller shall cooperate with Purchaser in good faith to effectuate the termination of such Service Contracts as soon as practicable after Closing, and provided that those contracts designated as “National” or “Regional” service contracts shall not be assigned to Purchaser. Notwithstanding anything set forth herein, Purchaser shall assume Seller’s obligations under the Asbestos Operations & Maintenance Plan referenced in the Phase I (as defined in Section 11.17), to the extent performance is required from and after the Closing.
     9.3.3 Operations. Between the Effective Date and the Closing Date, Seller shall operate the Property in the normal course of Seller’s business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, and subject to Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller (i) be required to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases (or take any actions with respect to the Existing Environmental Condition), or (ii) perform any repairs or take any remedial action with respect to the Existing Environmental Condition (except in the case of emergency, including danger of immediate personal injury or property damage, or as described in Section 11.17) without Purchaser’s prior written consent, which shall not be unreasonably withheld.
     9.3.4 Other Agreements. Between the Effective Date and the Closing Date and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement, right-of-way or license on, under or about the Property, and Seller shall not become party to any agreements granting easements, rights-of-way or licenses in favor of the Property or otherwise encumber, or grant interests in, the Property.
     If Seller fails to perform any of the covenants contained in this Section 9.3 hereof and either Purchaser receives written notice thereof from Seller pursuant to the notice provisions hereof prior to Closing or Purchaser shall have actual knowledge of a default by Seller under this Section 9.3 prior to Closing, Purchaser shall have the rights and remedies available to Purchaser under Section 7.1 hereof, and if Purchaser elects to close and consummate the transaction contemplated by this Agreement in lieu of exercising its rights and remedies under Section 7.1 hereof, then such default by Seller shall be deemed to be waived by Purchaser at the Closing, and to the extent such default by Seller is the entering into by Seller of New Lease(s), new Service Contracts or any other agreements in violation of Section 9.3.1, Section 9.3.2, or Section 9.3.4 hereof, Purchaser shall at

Closing accept an assignment of Seller’s rights thereunder and assume the obligations of Seller thereunder arising or accruing after the Closing Date.
     9.4 Purchaser’s Representations and Warranties. Subject to Section 9.5 below, Purchaser represents and warrants that:
     9.4.1 ERISA. Purchaser’s rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Purchaser, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.
     9.4.2 Organization and Authority. Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.
     9.4.3 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser’s organizational documents.
     9.4.4 No Bankruptcy. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
     9.4.5 Executive Order.
     (a) Purchaser hereby represents and warrants that Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.
     (b) Purchaser hereby represents and warrants that Purchaser:
     (i) is not listed on the Lists; and

     (ii) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     (c) Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser. In such event the Earnest Money shall be returned to Purchaser.
     9.5 Survival. Purchaser’s right to enforce the representations and warranties set forth in Section 9.1, subject to modifications thereto as a result of any Pre-Closing Disclosure, shall survive the Closing, but only as to claims of which Purchaser notifies Seller in writing within one hundred eighty (180) days after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller’s representations and/or warranties with respect to any Lease in accordance with Section 8.2 above), and not otherwise and provided that any suit must be brought within thirty (30) days after the expiration of such one hundred eighty (180) day period. Seller’s right to enforce the representations and warranties set forth in Section 9.4 shall survive the Closing, provided Subsections 9.4.2 and 9.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within one hundred eighty (180) days after Closing, and not otherwise and provided that any suit must be brought within thirty (30) days after the expiration of such one hundred eighty (180) day period.
10. LIMITATION OF LIABILITY.
     10.1 Liability Limitation; Floor Amount. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Seller and the Related Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller and/or the Related Seller under or resulting from this Agreement (or any document executed or delivered in connection herewith) and under or resulting from the Related Sale Agreement (or any document executed or delivered in connection with the Related Sale Agreement), but exclusive of Section 6 and Section 6 of the Related Sale Agreement, shall not exceed Six Million and No/100 Dollars ($6,000,000.00) in the aggregate (the “Liability Limitation”) and (b) no claim by Purchaser or the Related Purchaser alleging a breach by Seller or the Related Seller of any representation, warranty, indemnification, covenant or other obligation of Seller and/or the Related Seller under or resulting from this Agreement or the Related Sale Agreement (or in any document executed or delivered in connection with this Agreement or the Related Sale Agreement) may be made, and neither Seller nor the Related Seller shall be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser and the Related Purchaser against Seller and the Related Seller alleging a breach by Seller and/or the

Related Seller of any representation, warranty, indemnification, covenant or other obligation of Seller or the Related Seller contained herein or in the Related Sale Agreement (or in any document executed or delivered in connection with this Agreement or the Related Sale Agreement), is for an aggregate amount in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Floor Amount”), in which event the liability of Seller and the Related Seller respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then neither Seller nor the Related Seller shall have any liability with respect thereto. Nothing contained in this Section 10.1 shall be deemed to limit in any manner the obligations of Seller under Section 4.3 above or Section 11.16 below.
     10.2 Limitation of Liability of Seller. Except as provided in Section 11.19, no constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller, including, but not limited to, EOPOP, the Trust and Property Manager (“Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained hereinabove in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or contribute). The foregoing shall not preclude the requirement for restitution of sale proceeds as may be necessary to enforce Purchaser’s remedies under this Agreement.
     10.3 Limitation of Liability of Purchaser. No constituent partner or member in or agent of Purchaser, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Purchaser or an agent of Purchaser (“Purchaser’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and

Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained hereinabove in this Agreement, neither the negative capital account of any constituent partner or member in Purchaser, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Purchaser to restore a negative capital account or to contribute capital to Purchaser (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Purchaser), shall at any time be deemed to be the property or an asset of Purchaser or any such other partner or member (and neither Seller nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or contribute).
     10.4 Survival. The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.
11. MISCELLANEOUS.
     11.1 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Notwithstanding anything set forth in this Agreement to the contrary, that certain Access Agreement between Hines Interests Limited Partnership, and its successors and assigns, and Property Manager, dated November 6, 2006 shall be binding on the Purchaser and Seller, respectively, and shall survive the execution or termination of this Agreement. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts the same in its “as is” condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.
     11.2 Assignment. Except as provided in Section 11.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller’s consent; provided, however, that no such consent shall be required with respect to Purchaser’s assignment to an entity or entities owned or controlled, directly or indirectly, by affiliates of Purchaser; and provided, further, that upon any such assignment permitted hereunder, the Purchaser named herein shall remain liable to Seller for the performance of “Purchaser’s” obligations hereunder. Notwithstanding the foregoing, upon any assignment of this Agreement by Purchaser to, and assumption of this Agreement by, the Related Purchaser, the Purchaser named herein shall be released from the performance of “Purchaser’s” obligations hereunder arising from and after the date of such assignment. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term “Seller” shall be deemed to include any assignee or other transferee of any Seller. Upon any such transfer by a Seller, such Seller shall be relieved of any subsequently accruing liability under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.
     11.3 Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.
     11.4 Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.
     11.5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.
     11.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission with confirmed receipt, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given when received or upon refusal of delivery. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.6.

If to Seller:	CA-Watergate Tower IV Limited Partnership
c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Brooke Kenevan
Telephone: 312/466-3387
Facsimile: 312/559-5028

with a copy to:	CA-Watergate Tower IV Limited Partnership
c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Sheila Kailus
Telephone: 312/466-3130
Facsimile: 312/775-6560

and to:	DLA Piper US LLP 153 Townsend Street Suite 800 San Francisco, CA 94107 Attention: Caryl B. Welborn Telephone: 415/615-6025 Facsimile: 415/659-7400

If to Purchaser:	Hines REIT Watergate, LP c/o Hines Interests Limited Partnership 101 California Street, Suite 1000 San Francisco, CA 94111 Attention: George Clever Telephone: 415/982-6200 Facsimile: 415/398-1442

with a copy to:	Hines REIT Properties, L.P. c/o Hines Interests Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056 Attention: Charles N. Hazen Telephone: 713/966-7602 Facsimile: 713/966-7851

and to:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attention: Jason P. Maxwell, Esq.
Telephone: 713/966-7638
Facsimile: 713/966-2705

and to:	Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Attention: Peter Aitelli Telephone: 415/268-7085 Facsimile: 415/268-7522
The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.
     11.7 “AS IS” SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES, SUBJECT TO THE REPRESENTATIONS AND

WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, TO TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS INCLUDING WITHOUT LIMITATION THE ENVIRONMENTAL MATERIALS (AS DEFINED IN SECTION 11.17) (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (“CERCLA”), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.17, PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY, OR (C) THE EXISTING ENVIRONMENTAL CONDITION OR ANY OTHER ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY. THE PROVISIONS OF

THIS SECTION 11.7 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.
     PURCHASER CONFIRMS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO THE EXISTING ENVIRONMENTAL CONDITION OR ANY OTHER HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL OR ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY (EXCEPT TO THE EXTENT SUCH LIABILITIES EITHER (1) ARE EXPRESSLY RETAINED BY SELLER UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED PURSUANT HERETO OR IN CONNECTION HEREWITH, OR (2) ARISE FROM CLAIMS OF PERSONAL INJURY OR PROPERTY DAMAGE BROUGHT BY THIRD PARTIES UNRELATED TO PURCHASER AND RESULTING FROM THE ACTS OF SELLER OCCURRING PRIOR TO CLOSING).
     PURCHASER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE,

WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
     PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT PURCHASER HAS CAREFULLY REVIEWED THIS SUBSECTION, AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT; PROVIDED, HOWEVER, SUCH RELEASE, WAIVER OR DISCHARGE SHALL NOT APPLY AND SHALL BE OF NO FORCE OR EFFECT FOR ANY CLAIMS ARISING OUT OF SELLER’S FRAUD.

Seller’s initials	Purchaser’s initials
     11.8 Trial by Jury; Rescission. In any lawsuit or other proceeding initiated by Purchaser or Seller under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.
     11.9 Confidentiality. Except as may be required by law, without the prior written consent of Purchaser, and unless the Closing occurs, Seller and Seller’s agents, employees, representatives and consultants shall use good faith efforts not to disclose to any third party the existence of this Agreement or any term or condition thereof, or make any public pronouncements or otherwise furnish any information regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Seller from making (without the consent of, but upon notice to, Purchaser) any disclosure required by any applicable law or regulation or judicial process. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser and Purchaser’s Representatives (defined hereinafter) shall use good faith efforts not to disclose to any third party (other than Purchaser’s Representatives) the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith, or make any public pronouncements or otherwise furnish the Information (hereinafter defined) or any information regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Purchaser from making (without the consent of, but upon notice to, the other party) any disclosure required by any applicable law or regulation or judicial process; and provided, further, that Purchaser and Purchaser’s Affiliates and Seller and Seller’s Affiliates shall be permitted to disclose this transaction and/or the terms of this transaction and any such information relating to the Property in any document as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body. For purposes hereof, “Information” shall mean and shall be deemed to include, without limitation, the following written or oral information provided by or on behalf of Seller to Purchaser, its agents, employees, representatives, consultants, potential investors or lenders (collectively, “Purchaser’s Representatives”) either prior to or following the Effective Date: (a) all documentation and/or information described in or relating to Section 1 of this Agreement, including, without limitation, Leases, Tangible Personal Property, Service Contracts and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Property; and (b) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller).
     Notwithstanding the foregoing, Seller’s delivery and Purchaser’s use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in strict confidence in accordance with the terms of this Agreement; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser’s Representatives, except as permitted in the preceding paragraph; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not use the Information in any manner detrimental to Seller or the Property. Purchaser agrees to transmit the Information only to those Purchaser’s Representatives who are actively and directly participating in the evaluation of the acquisition of the Property, who are informed of and who have agreed to comply with the terms of this Section 11.9 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith. Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser’ Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, its members, officers, directors, shareholders, partners, employees, beneficiaries, trustees, agents and representatives harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser’s breach of this Section 11.9, as well as any breach thereof by Purchaser’s Representatives, which indemnification shall survive the Closing or termination of this Agreement.
     Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the transaction, (y) the date of the public announcement of the transaction and (z) the date of the execution of an agreement to enter into the transaction and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. The provisions of this paragraph are intended to comply with the requirements of the presumption set forth in Treasury Regulations Section 1.6011-4 (B)(3) and are not intended to permit the disclosure of any Information that is not subject to the requirements of such presumption.
     11.10 Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.
     11.11 Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.
     11.12 Section 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, delay, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this Section 11.12 shall survive the Closing.
     11.13 Press Releases. The parties hereto shall not            issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld or delayed by either party). Notwithstanding anything to the contrary contained herein, Seller shall be permitted to make disclosures in accordance with, or required by, the disclosure requirements applicable to the Trust, which is an indirect parent of the Seller, or its affiliates, due to the Trust’s status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, disclosure in accordance with, or required by, the rules of, or any listing agreement with, an Exchange).
     11.14 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.
     11.15 Construction. This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

     11.16 Attorneys’ Fees. In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.
     11.17 EXISTING ENVIRONMENTAL CONDITION. [OPEN] WITHOUT LIMITING THE GENERALITY OR APPLICATION OF SECTION 11.7 OR ANY OTHER SECTION OF THIS AGREEMENT, PURCHASER SPECIFICALLY ACKNOWLEDGES THAT SELLER HAS DISCLOSED TO PURCHASER THE EXISTENCE OF ENVIRONMENTAL CONDITIONS INCLUDING CONTAMINATION BY HAZARDOUS MATERIALS OR WASTES (THE “EXISTING ENVIRONMENTAL CONDITION”) AT THE PROPERTY AS DESCRIBED IN THAT CERTAIN REPORT ENTITLED “PHASE I ENVIRONMENTAL SITE ASSESSMENT REPORT, WATERGATE OFFICE TOWERS, 1890-2200 POWELL STREET, EMERYVILLE, CA” DATED SEPTEMBER 28, 2006 PREPARED BY URS CORPORATION (“PHASE I”), THE DOCUMENTS REFERENCED IN THE PHASE I, AND THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT Q HERETO (COLLECTIVELY, THE “ENVIRONMENTAL MATERIALS”). PURCHASER ACKNOWLEDGES THAT BEFORE ENTERING INTO THIS AGREEMENT, IT RECEIVED AND REVIEWED SUCH ENVIRONMENTAL MATERIALS AND OTHER MATERIALS RELATING TO THE EXISTING ENVIRONMENTAL CONDITION AS IT DEEMED NECESSARY AND THEREFORE AGREES, IF THE CLOSING OCCURS, TO ACCEPT THE PROPERTY SUBJECT TO THE EXISTING ENVIRONMENTAL CONDITION AND, SUBJECT TO THIS SECTION 11.17, THE REQUIREMENTS OF ANY RISK MANAGEMENT PLAN AND/OR DEED RESTRICTION RELATING THERETO. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS FURNISHED ANY ENVIRONMENTAL MATERIALS AS A MATTER OF CONVENIENCE ONLY AND THAT SELLER DOES NOT REPRESENT, WARRANT OR GUARANTEE THAT THE DISCLOSURES CONTAINED IN THE ENVIRONMENTAL MATERIALS ARE ACCURATE OR COMPREHENSIVE. MANY OF THE ITEMS DESCRIBED THEREIN INVOLVE MATTERS OF JUDGMENT ABOUT WHICH REASONABLE PEOPLE MAY DISAGREE. PURCHASER FURTHER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION AS TO THE NECESSITY, EXTENT, COST, OR DISRUPTION TO TENANTS ASSOCIATED WITH ANY ACTION REQUIRED TO BE TAKEN IN ORDER TO CORRECT OR PERFORM ANY REMEDIATION ASSOCIATED WITH THE EXISTING ENVIRONMENTAL CONDITION, AND THAT PURCHASER HAS BEEN ADVISED TO PERFORM ITS OWN DUE DILIGENCE (INCLUDING, WITHOUT LIMITATION, CONTACTING GOVERNMENTAL AGENCIES HAVING JURISDICTION OVER THE PROPERTY) AND TO FORM ITS OWN OPINION REGARDING AN APPROPRIATE PLAN TO CORRECT OR REMEDIATE THE EXISTING ENVIRONMENTAL CONDITION.
     Purchaser further agrees that, in connection with the soil and groundwater contamination on and under the Property referenced in the Phase I, an environmental use restriction could, at some point in the future, be placed of record (a “Deed Restriction”), and/or a risk management plan, underground storage tank (“UST”) closure plan, or other site specific health and safety plan (a “Risk Management Plan”) relating to such contamination could be required. Notwithstanding any other provision of this Agreement, in the event that an authorized government agency requires that a Deed Restriction be placed on or a Risk Management Plan be developed for the Property prior to Closing, Purchaser agrees to execute or take title to the Property subject to such Deed Restriction and subject to the obligation to develop such a Risk Management Plan; provided, however, that any such Deed Restriction or obligation to develop a Risk Management Plan is delivered to Purchaser no less than five (5) business days prior to the end of the Due Diligence Period. The Due Diligence Period shall be extended if necessary to accommodate such period of advance delivery. Purchaser further acknowledges that a requirement for a Deed Restriction and/or Risk Management Plan may not be forthcoming prior to the Closing but may be received by Purchaser after the Closing, in which event Seller shall have no obligation therefor except as may be expressly provided in this Agreement. Notwithstanding and without limiting any other provision of this Agreement, Purchaser has agreed to take responsibility for performing any UST closure or additional investigation, evaluation or work with respect to potential concerns relating to the prior existence of USTs at the Property, including the performance of work described in the proposal letters identified as items 7 and 8 on Exhibit Q (“UST Work”). Purchaser agrees that Seller shall have no responsibility or liability with respect to the UST Work and that Purchaser shall make no claims or demands against Seller with respect to the UST Work except for the Seller Retained Liability described below. Accordingly, Seller shall not initiate communication with any government agency concerning environmental conditions at the Property without the prior written approval of Purchaser, which approval may be given or withheld in Purchaser’s sole discretion, unless Purchaser has made a claim against Seller or EOPOP that relates to such environmental conditions.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY RETAINS ANY AND ALL LIABILITIES WITH RESPECT TO ANY CLAIMS, DEMANDS, LOSSES, COSTS, DAMAGES, AND EXPENSES OF ANY NATURE WHATSOEVER SUFFERED BY ANY THIRD PARTY UNRELATED TO PURCHASER EXCLUDING ANY GOVERNMENT AGENCY (A “THIRD PARTY”) THAT ARISE OUT OF, PERTAIN TO OR ARE IN ANY WAY CONNECTED WITH INJURY SUFFERED OR DAMAGE SUSTAINED PRIOR TO THE CLOSING AND CAUSED IN WHOLE OR IN PART BY THE FAILURE OF SELLER TO COMPLY WITH A REQUIREMENT OF GOVERNMENTAL AGENCIES WITH JURISDICTION WITH RESPECT TO THE REMOVAL OF USTs OR THE REMEDIATION OF RELEASES RESULTING FROM SUCH USTs OR THE FAILURE OF SELLER TO OBTAIN A NO FURTHER ACTION (NFA) LETTER FROM SUCH AGENCIES WITH RESPECT TO REMOVAL OF SUCH USTs (THE “SELLER RETAINED LIABILITY”).
     BY SIGNING BELOW, EOPOP UNCONDITIONALLY GUARANTEES TO PURCHASER (AND ANY PERMITTED ASSIGNEE OF THIS AGREEMENT) THE PAYMENT AND COLLECTION OF ANY AMOUNTS DUE TO PURCHASER BY

SELLER UNDER THIS SECTION WITH RESPECT TO THE SELLER RETAINED LIABILITY WHICH ARE NOT PROMPTLY PAID BY SELLER (INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ATTORNEYS’ FEES AND COURT COSTS INCURRED BY PURCHASER IN ENFORCING ITS RIGHTS UNDER THIS SECTION AGAINST EOPOP); PROVIDED, HOWEVER, THAT (A) THE TOTAL LIABILITY OF EOPOP AND SELLER UNDER THIS SECTION 11.17 AND OF EOPOP AND THE RELATED SELLER UNDER SECTION 11.17 OF THE RELATED SALE AGREEMENT SHALL NOT EXCEED IN THE AGGREGATE THE LIABILITY LIMITATION AND (B) THE LIABILITY OF EOPOP AND SELLER WITH RESPECT TO THE SELLER RETAINED LIABILITY UNDER THIS AGREEMENT SHALL CEASE AS TO ANY OF THE PROPERTY AS OF THE DATE PURCHASER (OR ANY PERMITTED ASSIGNEE OF THIS AGREEMENT) SELLS SUCH PORTION OF THE PROPERTY (DIRECTLY OR INDIRECTLY). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS AGREEMENT IS NOT INTENDED TO GIVE OR CONFER ANY BENEFITS, RIGHTS, PRIVILEGES, CLAIMS, ACTIONS, OR REMEDIES TO ANY PERSON OR ENTITY AS A THIRD PARTY BENEFICIARY OR OTHERWISE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING.

Seller’s initials	Purchaser’s initials
     11.18 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “3-14 Audit”) of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-14 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-14 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-14 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Property Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Property Manager have maintained such information. Notwithstanding anything contained in this Section 11.18 to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to (i) make any representations or certificates regarding such financial information, or (ii) disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. Purchaser acknowledges and agrees that Purchaser’s obligation to close the transaction contemplated by this Agreement shall not be conditioned on the completion of such 3-14 Audit and Closing shall not be delayed in order for such 3-14 Audit to be completed.
     11.19 EOPOP Liability. By its execution of this Agreement, EOPOP hereby guarantees the payment of any surviving obligation of Seller hereunder, including any Seller Retained Liability, subject to all limitations on Seller’s liability under this Agreement, including the Liability Limitation. EOPOP agrees that its liability hereunder is independent of the liability of Seller. A separate action or actions may be brought and prosecuted against EOPOP whether or not an action is brought against Seller or whether or not Seller is joined in such action or actions. EOPOP authorizes Purchaser to release Seller without in any manner or to any extent affecting the liability of EOPOP hereunder. EOPOP waives any defense arising by reason of any disability or other defense of Seller, or the cessation from any cause whatsoever of the liability of Seller with respect to the surviving obligations, or any claim that EOPOP’s liability hereunder exceeds or is more burdensome than the liability of Seller. EOPOP further waives any defense arising out of any compromise or other modification of the surviving obligations or this Agreement without its consent so long as Seller has agreed to the same. EOPOP acknowledges and agrees that it will have the sole responsibility for obtaining Seller such information concerning Seller’s financial condition and business operations as such EOPOP may require, and that Purchaser shall not have any duty to disclose to EOPOP any information relating to the financial condition or business operations of Seller.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:	CA-WATERGATE TOWER IV LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	EOM GP, L.L.C.,
a Delaware limited liability company,
its general partner

		By:	Equity Office Management, L.L.C.,
a Delaware limited liability company,
its non-member manager

			By:	/s/ Authorized Signatory

Name:

Title:

PURCHASER:	HINES REIT WATERGATE, LP,
a Delaware limited partnership

	By:	Hines REIT Watergate GP LLC,
a Delaware limited liability company
General Partner

		By:	/s/ Authorized Signatory

Name:

Title:

BY SIGNING BELOW, THE UNDERSIGNED AGREES TO BE BOUND BY THE PROVISIONS OF SECTIONS 11.17 AND 11.19 OF THIS AGREEMENT AS THE SAME RELATE TO THE UNDERSIGNED:

EOP OPERATING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Equity Office Properties Trust,
a Maryland real estate investment trust,
its general partner

	By:	/s/ Authorized Signatory

Name:

Title:

LIST OF SCHEDULES AND EXHIBITS

A	Legal Description
B	List of Tangible Personal Property
C	List of Service Contracts
D	Escrow Agreement
E	Permitted Exceptions
F	Exceptions to Deed
G	General Assignment
H	Notice to Tenants
I	Notice to Parties to Service Contracts
J	Non-Foreign Affidavit
J-1	California Non-Foreign Affidavit
K	Tenant Inducement Costs and Leasing Commissions
L	Form Tenant Estoppel Certificate
M	Form Seller Estoppel Certificate
N	Litigation Matters
O	List of Leases
P	List of Brokerage Agreements and Leasing Commission Agreements
Q	Environmental Reports
R	Major Tenants
S	Form Deed
T	Form Natural Hazard Disclosure Statement

FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT
Emeryville Office Tower IV, Emeryville, California
     THIS FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT (this “Amendment”) is made effective as of December 8, 2006, by and between CA-WATERGATE TOWER IV LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and HINES REIT WATERGATE, LP, a Delaware limited partnership (“Purchaser”).
RECITALS
     A. Seller and Purchaser have entered into that certain Real Estate Sale Agreement dated on or about the date hereof (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings contained in the Agreement.
     B. The Agreement contemplates that it will be executed and have an “Effective Date” in advance of the Closing and, accordingly, provides for certain conditions to Closing and the passage of certain time periods between the Effective Date and the Closing Date. However, Seller and Purchaser have agreed to execute the Agreement on or about the date hereof and on the understanding that the Closing will occur substantially simultaneously with the execution of the Agreement.
AGREEMENT
     THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. The Due Diligence Period has expired. The Earnest Money has not been and shall not be required to be deposited, and the Escrow Agreement attached as Exhibit D to the Agreement shall not be executed.
     2. The Closing will occur substantially simultaneously with the execution of the Agreement.
     3. Any provisions of the Agreement requiring advance notice, delivery or approval periods or the passage of certain time periods prior to the Closing Date are waived by Seller and Purchaser.
     4. Any conditions to Closing that are not satisfied or expressly waived as provided in the Agreement shall be deemed to have been satisfied or waived by the parties’ respective authorizations of the Closing.
     5. This Amendment may be executed in counterparts, which together shall constitute one and the same original.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

SELLER:	CA-WATERGATE TOWER IV LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	EOM GP, L.L.C.,
a Delaware limited liability company,
its general partner

		By:	Equity Office Management, L.L.C.,
a Delaware limited liability company,
its non-member manager

			By:	/s/ Authorized Signatory

Name:

Title:

PURCHASER:	HINES REIT WATERGATE, LP,
a Delaware limited partnership

	By:	Hines REIT Watergate GP LLC,
a Delaware limited liability company
General Partner

		By:	/s/ Authorized Signatory

Name:

Title:

2